THE SCOTTS COMPANY
                      14111 Scottslawn Road
                     Marysville, Ohio  43041


                         PROXY STATEMENT
                               for
                 Annual Meeting of Stockholders
                     Tuesday, March 8, 1994

          This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of The Scotts Company (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Columbus Marriott North, 6500 Doubletree Avenue, Columbus, Ohio, on Tuesday, March 8, 1994, at 9:00 a.m., Eastern Standard Time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying proxy card are first being mailed on or about January 25, 1994, to all stockholders of the Company. Only holders of record of the Company's Class A Common Stock, $.01 par value (the "Common Shares"), at the close of business on January 7, 1994, will be entitled to vote at the Annual Meeting. As of that date, there were 18,658,535 Common Shares outstanding. Each Common Share entitles the holder thereof to one vote. A quorum for the Annual Meeting is a majority of the Common Shares outstanding. There is no cumulative voting. There are no other voting securities of the Company outstanding.

          If the accompanying proxy card is properly signed and returned to the Company prior to the Annual Meeting and not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote the Common Shares represented thereby FOR the election as directors of the Company of those persons named below and FOR the ratification of the selection of Coopers & Lybrand as independent auditors of the Company for the 1994 fiscal year.

          The Board of Directors is not currently aware of any matters other than those referred to herein which will come before the Annual Meeting. If any other matter should be presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the Common Shares represented by the proxy in their discretion, in accordance with their best judgment in light of the conditions then prevailing.

          Without affecting any vote previously taken, any stockholder executing a proxy may revoke it at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the Annual Meeting and requesting in writing that the proxy be withdrawn. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

          The expense of preparing, printing and mailing proxy materials to the Company's stockholders will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies from stockholders at a fee of $4,500 plus reimbursement of reasonable out-of-pocket expenses. In addition, proxies may be solicited personally or by telephone by officers or employees of the Company, none of whom will receive additional compensation therefor. The Company will also reimburse brokerage houses and other nominees who are record holders of Common Shares of the Company not beneficially owned by them for their reasonable expenses in forwarding proxy materials to, and obtaining proxies from, the beneficial owners of such Common Shares.

          If a stockholder is a participant in The O. M. Scott & Sons Company Amended Profit Sharing Plan (the "O. M. Scott Profit Sharing Plan") and Common Shares have been allocated to such person's account in the O. M. Scott Profit Sharing Plan, the trustee will vote the allocated Common Shares.


              BENEFICIAL OWNERSHIP OF COMMON SHARES

          The following table furnishes certain information as of January 7, 1994 (except as otherwise noted), as to the Common Shares beneficially owned by each of the nominees for election as a director of the Company, by each of the executive officers of the Company named in the Summary Compensation Table and by all directors and executive officers of the Company as a group, and, to the Company's knowledge, by the only persons beneficially owning more than 5% of the outstanding Common Shares.

               Amount and Nature of Beneficial Ownership(1)
                                   Common Shares Which
                                    Can be Acquired
Name of Beneficial                  Upon Exercise of
Owner or Number of   Common Shares Options Exercisable            Percent
 Persons in Group    Presently Held  Within 60 Days    Total      of Class(2)
Government of Singapore 1,060,600(3)        0        1,060,600(3) 5.68%(3)
  Investment Corporation
  Pte Ltd
250 North Bridge Road
#33-00 Raffles City Tower
Singapore 0617

Thorsell, Parker
Partners                 997,100(4)        0           997,100(4)  5.34%(4)
  Incorporated
215 Main Street
Westport, CT  06880

James B Beard             16,727         4,000           20,727      (5)

John S. Chamberlin        22,727         4,000           26,727      (5)

Alberto Cribiore               0             0               0       (5)

Joseph P. Flannery        25,454         4,000           29,454      (5)

Theodore J. Host(6)       45,454(7)    172,139          217,593      1.16%

Tadd C. Seitz(6)         462,454        57,266          519,720      2.78%

Donald A. Sherman         22,727         4,000           26,727       (5)

John M. Sullivan               0             0               0        (5)

L. Jack Van Fossen         1,200             0            1,200       (5)

J. Blaine McKinney (6)         0        18,742           18,742       (5)

Richard B. Stahl(6)      102,545(8)      9,799          112,344       (5)

Paul D. Yeager(6)        140,885(9)     12,622          153,507       (5)

All directors and
executive officers
as a group (19 persons) 1,299,023(10)  325,018        1,624,041      8.55%

______________

(F1) Unless otherwise indicated, the beneficial owner has sole voting and investment power as to all of the Common Shares reflected in the table.

(F2) The percent of class is based upon the sum of 18,658,535 Common Shares outstanding on January 7, 1994, and the number of Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of January 7, 1994.

(F3) Based on information contained in a Schedule 13D dated October 18, 1993 filed with the Securities and Exchange Commission, Government of Singapore Investment Corporation Pte Ltd, an agency of the Singapore government and an investment manager, shares voting and investment power with respect to 749,400 Common Shares with the Government of Singapore and shares voting and investment power with respect to 311,200 Common Shares with the Monetary Authority of Singapore.

(F4) Based on information provided to the Company by Thorsell, Parker Partners Incorporated ("Thorsell, Parker"), Thorsell, Parker, a registered investment advisor, is deemed to have beneficial ownership of 997,100 Common Shares as of December 31, 1993, all of which Common Shares are held in portfolios of clients for which Thorsell, Parker serves as investment manager with investment discretion. Thorsell, Parker also exercises sole voting power with respect to 747,825 of such Common Shares.

(F5) Represents ownership of less than 1% of the outstanding Common Shares of the Company.

(F6)  Executive officer of the Company named in the Summary
     Compensation Table.

(F7) Includes 45,454 Common Shares which were issued to Mr. Host at the time of his employment by the Company and which are pledged to Bank One, N.A.

(F8) Includes 25,000 Common Shares held in the Richard B. Stahl and Nancy E. Stahl 1992 Charitable Remainder Trust. In his capacity as trustee of said Trust, Mr. Stahl exercises sole voting and investment power with respect to such Common
     Shares. Also includes 1,000 Common Shares held by the son of Mr. Stahl who shares his home.

(F9) Includes 100 Common Shares held by each of Mr. Yeager's wife and his two daughters who share his home.

(F10) See Notes (7), (8) and (9) above. Also includes Common Shares held by the respective spouses of executive officers of the Company and by their children who reside with them.

          To the Company's knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1993 (the "1993 Fiscal Year"), all filing requirements applicable to officers, directors and greater than 10% beneficial owners of the Company under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), were complied with; except that one report covering one transaction was filed late by Mr. Stahl, an executive officer of the Company.


                      ELECTION OF DIRECTORS
                        (Item 1 on Proxy)


General Information

          As set by the Board of Directors pursuant to the By-Laws of the Company, the authorized number of directors to be elected is nine. The directors will hold office from the time of their election until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. All nominees are presently members of the Board of Directors of the Company and also serve as members of the Board of Directors of The O. M. Scott & Sons Company ("O. M. Scott"). All of the nominees were first appointed from time to time as indicated below and have been elected as directors annually since their respective appointments.

          The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable or unable to serve as a director, and if the Board designates a substitute nominee, the persons named in the accompanying proxy card will vote for the substitute nominee designated by the Board.

          The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.


Information Concerning Nominees as of January 25, 1994

Tadd C. Seitz, age 52              Chairman of the Board, Chief
                                   Executive Officer and Director
                                   of the Company since 1987; Chief
                                   Executive Officer of O. M. Scott
                                   since 1983

          Mr. Seitz became a director of the Company in 1987 and of O. M. Scott in 1983. Mr. Seitz has been the Chief Executive Officer of the Company since 1987 and of O. M. Scott since 1983.
He was also President of O. M. Scott from 1983 until 1991. Previously, Mr. Seitz served as O. M. Scott's Director of Marketing and as General Manager of The W. Atlee Burpee Company. Mr. Seitz has been employed by O. M. Scott for twenty-one years. Mr. Seitz has also served as a director of Holophane Corporation, a producer of industrial lighting, since 1993.

Committee Membership:  Executive (Chairman)


James B Beard, age 58              Director of the Company since
                                   1989

          Dr. Beard became a director of the Company and of O. M. Scott in 1989. He is Professor Emeritus of Turfgrass Physiology and Ecology at Texas A & M University where he served from 1975 to 1992. Presently, he is President and Chief Scientist at the International Sports Turf Institute. Dr. Beard is the author of
6 books and over 500 scientific articles on turfgrass science and is an active lecturer and consultant both nationally and internationally. He is a Fellow of the American Association of the Advancement of Science and was the first President of the International Turfgrass Society.

Committee Membership:  Audit


John S. Chamberlin, age 65         Director of the Company since
                                   1989

          Mr. Chamberlin became a director of the Company and of
O. M. Scott in 1989. Since 1988, Mr. Chamberlin has served as an advisor for investment firms. In 1990 and 1991, he was Chief Executive Officer of N.J. Publishing, Inc. He has been Senior Advisor to Mancuso & Co. since 1990, Chairman of Life Fitness Co. since 1992, Chairman of WNS, Inc. since 1993, a director of Curaflex Health Services, Inc. since 1992, and a director of Health Self Rehabilitation Corporation since 1993.

Committee Memberships:  Executive and Compensation

Alberto Cribiore, age 49     Director of the Company since 1987

          Mr. Cribiore became a director of the Company and of
O. M. Scott in 1987. He is Vice President and a director of Clayton, Dubilier & Rice, Inc. ("CD&R"), a private investment firm which he joined in 1985. Currently, Mr. Cribiore is a general partner of various CD&R managed investment partnerships. He is also a director of other corporations in which investment partnerships managed by CD&R have invested, including Kendall International, Inc. and its subsidiary The Kendall Company, and CDV Holding, Inc. and its subsidiary The Van Kampen Merritt Companies, Inc.

Committee Membership:  None at this time.


Joseph P. Flannery, age 61         Director of the Company since
                                   1987

          Mr. Flannery has been a director of the Company and of
O. M. Scott since 1987. He was a consultant to CD&R from September 1988 to December 1990. Mr. Flannery has been President, Chief Executive Officer and Chairman of the Board of Directors of Uniroyal Holding, Inc. since 1982. Mr. Flannery is also a director of Ingersoll-Rand Company, K-Mart Corporation, Newmont Mining & Newmont Gold Company, Arvin Industries, Inc., and APS Holding Corporation.

Committee Membership:  Compensation (Chairman)


Theodore J. Host, age 48      President, Chief Operating Officer
                              and Director of the Company since
                              1991; President and Chief Operating
                              Officer of O. M. Scott since 1991

          Mr. Host became President, Chief Operating Officer and a director of the Company and of O. M. Scott in 1991. Prior to joining the Company, Mr. Host was Senior Vice President, Marketing with Coca-Cola USA from 1990 to 1991 and was with American Home Products, Inc. for twenty-three years, serving as President of the Boyle-Midway Household Products division for five years before joining Coca-Cola USA.

Committee Membership:  None at this time.


Donald A. Sherman, age 42          Director of the Company since
                                   1988

          Mr. Sherman became a director of the Company and of O. M. Scott in 1988. Mr. Sherman has been President of Waterfield
Mortgage Company in Fort Wayne, Indiana, since 1989.

Committee Membership:  Audit (Chairman)

John M. Sullivan, age 58          Director of the Company since
1994

          Mr. Sullivan was appointed to the Boards of Directors of the Company and O. M. Scott on January 18, 1994 to fill a vacancy in the Board. Mr. Sullivan was Chairman of the Board from 1987 to 1993, and President and Chief Executive Officer from 1984 to 1993, of Prince Holdings, Inc., a corporation which, through its subsidiaries, manufactures sporting goods. Since his retirement from Prince Holdings, Inc. and its subsidiaries in 1993, Mr. Sullivan has served as an independent director for various corporations, none of which, other than the Company, are subject to the Exchange Act.

Committee Membership:  None at this time.


L. Jack Van Fossen, age 56              Director of the Company
since 1993

          Mr. Van Fossen was appointed to the Boards of Directors of the Company and O. M. Scott on October 21, 1993 to fill the vacancy created by the resignation of Joseph L. Rice III.
Mr. Van Fossen has been President and Chief Executive Officer of Red Roof Inns, Inc., an owner and operator of motels, since 1991. From 1988 to 1991, Mr. Van Fossen was self-employed as an independent business consultant. Mr. Van Fossen also serves as a director of Cardinal Distribution, Inc.

Committee Membership:  Audit

          To be elected, each nominee for director must receive the affirmative vote of the holders of a majority of the Common Shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote thereon.

          Common Shares represented by the accompanying proxy card will be voted FOR the election of the above nominees unless authority to vote for one or more nominees is withheld. Stockholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees in the space provided in the proxy card, withhold the authority to vote for such nominee or nominees. Common Shares as to which the authority to vote is withheld and broker non-votes will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the form of proxy.


Committees and Meetings of the Board

          The composition of the Board of Directors of the Company and O. M. Scott is identical. The Company's Board of Directors held four regularly scheduled or special meetings during the 1993 Fiscal Year. The Board of Directors of O. M. Scott held four regularly scheduled meetings during the 1993 Fiscal Year. Each Board of Directors has three standing committees: an Executive Committee, an Audit Committee and a Compensation Committee. While the composition and responsibilities of the standing committees of the two Boards are identical, the level of activity of the corresponding committees of each Board varies depending on the matters being considered. Neither the Company's Board of Directors nor the Board of Directors of O. M. Scott has a standing Nominating Committee or a committee performing similar functions.

          Each current member of the Board of Directors of the Company nominated for election attended at least 75% of the aggregate of the total number of meetings of the Board of Directors of the Company and the total number of meetings held by the committees of such Board on which he served during the period he served.

          Executive Committee. The Executive Committee of each Board has the authority, with certain exceptions, to take all actions that may be taken by its full Board of Directors. It may meet between regularly scheduled meetings to take such action as is necessary for the operation of the Company or O. M. Scott, as the case may be. The Executive Committee of the Company's Board and the corresponding committee of O. M. Scott's Board each met five times during the 1993 Fiscal Year.

          Audit Committee. The Audit Committee of each Board reviews and approves the scope and results of any outside audit of the Company or O. M. Scott, as the case may be, and the fees therefor, and makes recommendations to its respective Board of Directors or management concerning auditing and accounting matters and the selection of outside auditors. The Audit Committee of the Board of each of the Company and O. M. Scott met two times during the 1993 Fiscal Year.

          Compensation Committee. The Compensation Committee of each Board reviews, considers and acts upon matters of salary and other compensation and benefits of all officers and other employees of the Company or O. M. Scott, as the case may be, and acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit, retirement or pension plan. The Compensation Committee of the Company's Board and the corresponding committee of O. M. Scott's Board each met four times during the 1993 Fiscal Year.


Compensation of Directors

          Each director of the Company and O. M. Scott, other than any director employed by the Company, O. M. Scott or CD&R, receives a $25,000 annual retainer for Board and committee meetings plus all reasonable travel and other expenses of attending such meetings.

          Directors, other than those employed by the Company or
O. M. Scott or associated with CD&R (the "Nonemployee Directors"), receive an annual grant on the first business day following the date of each annual meeting of stockholders (commencing with the 1994 Annual Meeting) of options to purchase 4,000 Common Shares at an exercise price equal to the fair market value on the date of the grant. In addition, on November 11, 1992, each of the Nonemployee Directors of the Company on that date (Messrs. Beard, Chamberlin, Flannery and Sherman and Henry O. Timnick (who is no longer a director of either the Company or O. M. Scott)) was granted options to purchase 4,000 Common Shares at an exercise price of $16.25. Options granted to Nonemployee Directors become exercisable six months after the date of grant and remain exercisable until the earlier to occur of (i) the tenth anniversary of the date of grant or (ii) the first anniversary of the date the Nonemployee Director ceases to be a member of the Company's Board of Directors.


                        PERFORMANCE GRAPH

          The following line graph compares the yearly percentage change in the Company's cumulative total stockholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price of the Company's Common Shares at the end and the beginning of the measurement period; by (ii) the price of the Company's Common Shares at the beginning of the measurement period) against the cumulative return of the Standard & Poor's 500 Composite Stock Index ("S&P 500 Comp") and of an index comprised of the common stock of Duracell International Inc., First Brands Corp., Lesco Inc., Newell Co., Rubbermaid Inc. and Stanley Works (the "Peer Group") for the period from January 31, 1992 to September 30, 1993. The Company's Common Shares became registered under Section 12 of the Exchange Act on January 31, 1992. The comparison assumes $100 was invested on January 31, 1992 in the Company's Common Shares and in each of the foregoing indices and assumes reinvestment of dividends.

    The above-mentioned graph has been filed in Form SE.

                           REPORT OF
                   THE COMPENSATION COMMITTEE
                               OF
        THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


          Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report and the graph set forth on page 9 shall not be incorporated by reference into any such filings.

          The Compensation Committee (the "Committee") of the Board of Directors of the Company is comprised of two outside directors. Neither of the Committee members serves on the Board of the other Committee member's organization. None of the Company's executive officers serves on the Board of either Committee member's organization. The Committee has access to outside legal counsel and compensation consultants.


Role of Compensation Committee

          The Committee has the oversight responsibility for the Company's executive compensation program. The Committee reviews the general compensation philosophy of the Company, the components of the compensation program, the details of each component, each executive officer's goals and the related measurements of the executive officer's attainment thereof, and the actual results of the compensation program compared to the philosophy to determine if the program is achieving anticipated objectives. To ensure that actual compensation and performance are aligned, the Committee reviews the individual levels of compensation and awards for all corporate officers.

          Since the Company is a newly public corporation, the challenge faced by the Committee is to direct the development of a compensation program which addresses the current and future needs of the Company. The Committee retained a compensation consultant to evaluate current compensation levels and propose new plans. As the Company does not fit into a readily identifiable industry group, the compensation consultant retained by the Committee used broad industry survey data and other industry measures, such as the Industrial Composite of the Value Line Companies, as the bases for its recommendations on compensation levels and performance measures for all three components of the Company's compensation program described below.


Compensation Philosophy

          In designing its compensation program, the Company follows its belief that compensation should reflect the value created for stockholders while supporting the Company's strategic goals. The compensation plans have been designed to achieve attainment of the following objectives:

    Compensation should be meaningfully related to the value created for stockholders.

    Compensation plans should support the short and long term strategic goals and objectives of the Company.

    Compensation plans should enable the Company to recruit, maintain and motivate the executive talent required to meet the Company's strategic goals.

    Compensation plans should reflect and promote the Company's values and reward individuals for outstanding contributions to the Company's success.

    Performance should be a key determinant of pay.

    Minimum stock ownership must be attained by all corporate officers and directors.


Plans Implemented During the 1993 Fiscal Year

          In November 1992, the Committee implemented a compensation program which consists of three components: base salary (the only fixed portion of each executive officer's compensation), an annual incentive plan, and a long term incentive plan. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the same corporations that would be included in a peer group established to compare stockholder returns. Thus, the compensation comparative peer group is not the same as the peer group index in the graph included at page 9 of this Proxy Statement.

     1. Base Salary - Base salary is targeted at the competitive 50th percentile of salaries for individuals in competitive companies identified by the Company's compensation consultant.

          Base salaries for executive officers are reviewed by the Committee on an annual basis and may be changed at that time based on: (a) the Committee's agreement that an individual's contribution to the Company has changed; and (b) changes in the competitive 50th percentile salary levels.

     2. Executive Annual Incentive Plan (the "Annual Incentive Plan") - Annual incentive payouts are targeted for the competitive 50th percentile of short term incentives for individuals in similar positions with other companies to which the Company's compensation consultant compared the Company. The Annual Incentive Plan pays annual bonuses according to the achievement of predetermined targets for Earnings Before Interest, Taxes and Amortization ("EBITA") and Cash Flow plus Capital. A portion of each individual's award is also based on individual performance against predetermined goals. Goals are linked to both operating and strategic accomplishments.

          Targets for the executive officers, including the five executive officers named in the Summary Compensation Table, are expressed as a percent of salary and vary according to position based on competitive analyses.

          Prior to the beginning of each fiscal year, the Committee approves goals for EBITA and Cash Flow plus Capital. It also reviews and approves individual goals for all corporate officers.
Each year, in December, the Committee reviews results and determines payouts based on the achievement of targets.

     3. Long Term Incentive Plan - The Company's 1992 Long Term Incentive Plan (the "Long Term Incentive Plan") contains two components, options and performance shares. Options may be granted annually and generally vest in equal amounts over three years. Performance shares are generally granted for a three year performance period. Performance shares may, at an executive officer's election, be paid out in the form of options or cash, as long as the executive officer makes an irrevocable election to receive such form of payment prior to the beginning of the performance period. Performance targets are set in advance at the start of the performance period by the Committee, and performance shares (or their converted equivalent) are earned, if at all, through achievement of targets. Options and performance shares are valued at the closing "asked" price of the Company's Common Shares on the date of grant.

          The Committee has established Return on Equity ("ROE") and Revenue Growth targets for the performance share awards.
Targets have been set at the competitive 75th percentile of corporate performance for comparative corporations.

          In addition to the plans described above, effective October 1, 1993, the Committee, in conjunction with the Compensation Committee of O. M. Scott, established The O. M. Scott & Sons Company Excess Benefit Plan for executive officers. The Excess Benefit Plan insures that participants are paid pension and profit sharing benefits at the levels which would have been payable but for the reduction in these benefits required to comply with limitations imposed under the Internal Revenue Code of 1986, as amended.


Evaluation of Plan Performance

          With the changes resulting from the Company's becoming a public corporation, the Committee believes that the pay for performance linkage has been enhanced. Following the philosophy of strengthening the performance-related pay components, base salary merit increases for 1993 for the executive officers as a group were an aggregate 3%. Based on the recommendation of the Company's compensation consultant, the newness of the compensation program and the low rate of inflation, the Committee determined that a 3% merit increase target was sufficient to maintain competitive positioning of base salaries at the 50th percentile. The payments made under the Annual Incentive Plan were based on EBITA (70%) and Cash Flow plus Capital (30%). EBITA was 93.9% of budget and Cash Flow plus Capital was 99.2% of budget, leading to a composite corporate performance for purposes of the Annual Incentive Plan of 95.4%. This measure was used in the calculation of executive bonuses.

         Based on the recommendation of the Company's compensation consultant, the Committee determined the aggregate value of the awards to be made to each executive officer under the Long Term Incentive Plan for the 1993 Fiscal Year. The value of such awards was then divided equally between options and performance shares to be granted. Options and performance shares were valued at the closing "asked" price of the Company's Common Shares on the date of grant. The number of options granted to each executive officer was then determined based upon the Black-Scholes valuation of the value of an option with a term of ten years.

          The performance shares granted were divided into thirds with one-third being earned based on the Company's performance (based equally on the achievement of predetermined ROE and Revenue Growth targets) for the 1993 Fiscal Year, one-third being earned based on the Company's cumulative performance for the 1993 and 1994 fiscal years and one-third being earned based on the Company's cumulative performance for the 1993, 1994 and 1995 fiscal years. Based on the Company's performance for the 1993 Fiscal Year, approximately 104.3% of the competitive 75th percentile of comparative performance target was achieved and participants received 104.3% of their target performance share awards (or their converted equivalent).

          The compensation of Mr. Seitz, Chairman and Chief Executive Officer of the Company, reflects the additional responsibilities of managing a public corporation and the operational success of the Company. In 1993, the Committee increased the base salary of the Chairman and Chief Executive Officer toward the competitive 50th percentile level. Annual and long term incentives also reflected the operational results. Mr. Seitz's annual incentive bonus for the 1993 Fiscal Year, paid in the 1994 Fiscal Year, correlated with corporate performance and represented 95.3% of his target bonus. Long Term Incentive Plan awards granted in the 1993 Fiscal Year were in line with the recommendation of the Company's compensation consultant for competitive compensation for chief executive officers of a group of comparative corporations identified by the consultant.


Submitted By the Compensation Committee of the Company as of September 30, 1993:

     Joseph P. Flannery and Henry O. Timnick*

____________________

*Mr. Timnick resigned as a member of the Company's Board of Directors effective December 15, 1993.

              COMPENSATION OF EXECUTIVE OFFICERS


Summary of Cash and Certain Other Compensation

          The following table shows, for the fiscal years ended September 30, 1993, 1992 and 1991, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company.


                   SUMMARY COMPENSATION TABLE
                                                Long Term
                           Annual Compensation  Compensation
                                                Awards
                                                Securities
                                                Underlying
     Name and        Fiscal   Salary   Bonus     Options    All Other
Principal Position   Year     ($)      ($)      SARs(#)(1)  Compensation($)(2)
Tadd C. Seitz:
  Chairman of the    1993    $341,725  $189,780   85,019         $3,270
  Board and Chief    1992    $323,925  $191,066        0            --
  Executive Officer  1991    $300,000  $ 88,597        0            --

Theodore J. Host:
  President and      1993    $283,750  $162,963   53,108         $3,270
  Chief Operating    1992    $292,745  $250,000  136,364(4)         --
  Officer (3)        1991    $      0  $      0        0            --

Paul D. Yeager:
  Executive Vice     1993    $192,750  $115,103   18,739         $3,270
  President and Chief1992    $173,950  $ 91,827        0            --
  Financial Officer  1991    $157,350  $ 43,465        0            --

J. Blaine McKinney:
Senior Vice President1993    $177,333 $ 87,365    35,409         $3,270
  Consumer Business  1992    $ 58,333  $ 30,000        0            --
  Group (3)          1991    $      0  $      0        0            --

Richard B. Stahl:
Senior Vice President1993    $163,600  $ 89,679   14,546         $3,270
and General Manager, 1992    $155,000  $ 82,800        0            --
Professional Business1991    $145,667  $ 43,316        0            --
  Group

___________________

(F1) Except as noted, these numbers represent options for Common
     Shares granted pursuant to the Company's Long Term Incentive
     Plan. See the table under "OPTION GRANTS IN LAST FISCAL YEAR" for more detailed information on such options.

(F2) In accordance with the transition provisions of the revised rules governing the disclosure of executive compensation adopted by the Securities and Exchange Commission, amounts of "All Other Compensation" are excluded for the Company's 1992 and 1991 fiscal years. Includes contributions to the O. M. Scott Profit Sharing Plan.

(F3) Messrs. Host and McKinney were not executive officers of the Company prior to the 1992 fiscal year.

(F4) These options expire on January 8, 2002; provided, however, that if Mr. Host's active employment with the Company and its subsidiaries is terminated for cause, these options will be forfeited.

Grants of Options

          The following table sets forth information concerning individual grants of options made during the 1993 Fiscal Year to each of the executive officers named in the Summary Compensation Table. The Company has never granted stock appreciation rights.

                OPTION GRANTS IN LAST FISCAL YEAR
                               % of Total                 Potential Realizable
                Number of      Options                    Value at Assumed
                Securities     Granted to                 Annual Rates of
                Underlying     Employees                  Stock Price
                Options        in Fiscal Exercise Expira- Appreciation
                Granted(#)     Year      Price    tion    for Option Term(1)
Name                                    ($/Share) Date    5%($)     10%($)
Tadd C. Seitz      41,630(2)(3) 7.2%    $16.25   11/4/02  $425,542 $1,078,175
                   43,389(3)(4) 7.5%    $16.25   9/30/03  $443,522 $1,123,732
Theodore J. Hos    26,000(2)(3) 4.5%    $16.25   11/4/02  $265,772 $  673,374
                   27,108(3)(4) 4.7%    $16.25   9/30/03  $277,098 $  702,070
Paul D. Yeager      9,175(2)(3) 1.6%    $16.25   11/4/02  $ 93,787 $  237,623
                    9,564(3)(4) 1.7%    $16.25   9/30/03  $ 97,763 $  247,698
J. Blaine McKinney 25,000(2)(3) 4.3%    $16.25   11/4/02  $255,550 $  647,475
                   10,409(3)(4) 1.8%    $16.25   9/30/03  $106,401 $  269,583
Richard B. Stahl    7,120(2)(3) 1.2%    $16.25   11/4/02  $ 72,781 $  184,401
                    7,426(3)(4) 1.3%    $16.25   9/30/03  $ 75,909 $  192,326

______________

(F1) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the Common Shares of the Company over the term of the options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

(F2) These options were granted on November 4, 1992 under the Company's Long Term Incentive Plan and become exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant, subject to right of the Compensation Committee of the Company's Board of Directors to accelerate the exercisability of such options in its discretion.

(F3) In the event of a "change in control" (as defined in the Long Term Incentive Plan), each option will be cancelled in exchange for a payment in cash of an amount equal to the excess of the highest price paid (or offered) for Common Shares during the preceding 30 trading days over the exercise price for such option. Notwithstanding the foregoing, if the Compensation Committee determines that the holder of the option will receive a new award (or have his prior award honored) in a manner which preserves its value and eliminates the risk that the value of the award will be forfeited due to an involuntary termination, no settlement will occur as a result of a change in control. In the event of termination of employment by reason of retirement, long term disability or death, the options may thereafter be exercised in full for a period of 5 years, subject to the stated term of the options. The options are forfeited if the holder's employment is terminated for cause. In the event an option holder's employment is terminated for any reason other than retirement, long term disability, death or cause, any exercisable options held by him at the date of termination may be exercised for a period of 30 days.

(F4) These options were earned under the Long Term Incentive Plan based upon the Company's performance during the 1993 Fiscal Year and represent performance shares converted into options based upon the Black-Scholes valuation of $5.39 on November 4, 1992 (the date the performance shares were granted). Pursuant to the Long Term Incentive Plan, performance shares are earned based upon the Company's cumulative Revenue Growth and cumulative ROE over the applicable performance period. Performance shares may, at the election of the holder thereof prior to the commencement of the performance period, be paid in the form of options or cash.
     Performance shares are converted into options based upon the Black-Scholes valuation of the options on the date the performance shares are granted. ROE and Revenue Growth targets have been set at the competitive 75th percentile of corporate performance for corporations included in the Industrial Composite of the Value Line Companies. On November 4, 1992, each of Messrs. Seitz, Host, Yeager, McKinney and Stahl received two other grants of performance shares which may be earned based upon the Company's cumulative Revenue Growth and cumulative ROE over the 1993 and 1994 fiscal years and over the 1993, 1994 and 1995 fiscal years, respectively. Each of the named executive officers elected to have the performance shares earned converted into options. The number of options which may be received if the target number of performance shares are earned with respect to each such performance period are: (a) Mr. Seitz - 41,600; (b) Mr. Host - 25,990; (c) Mr. Yeager - 9,170; (d) Mr. McKinney - 7,650; and (e) Mr. Stahl
     - 7,120. In order for the target number of performance shares (and the options convertible therefrom) to be earned by each of the named executive officers, the Company's cumulative Revenue Growth over the applicable performance period must be 10% and the Company's cumulative ROE must be 15% or another combination of Revenue Growth and ROE which yields similar value. Depending on the actual Revenue Growth and ROE achieved, the number of performance shares (and the options convertible therefrom) earned by each of the named executive officers may range from 0 to an anticipated 140% of the target number. The Compensation Committee has determined to cap earned performance shares at two times the targeted number.

Option Exercises and Holdings

          The following table sets forth information with respect to unexercised options held as of the end of the 1993 Fiscal Year by each of the executive officers named in the Summary Compensation Table. No options were exercised during the 1993 Fiscal Year.

         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR-END OPTION VALUES
               Number of               Number of
		             Securities              Securities
               Underlying              Underlying         Value of Unexercised
               Options                 Unexercised        In-the-Money Options
               Exercised   Value       Options at         at FY-End($)(1)
                           Realized($) FY-End(#)
                                       Exer-    Unexer-   Exer-      Unexer-
                                       cisable  cisable   cisable    cisable
Tadd C. Seitz      0       - -         43,389   41,630    $  92,202  $  88,464

Theodore J. Host   0       - -        118,017   71,455    $ 828,058  $ 440,481

Paul D. Yeager     0       - -          9,564    9,175    $  20,324  $  19,497

J. Blaine McKinney 0       - -         10,409   25,000    $  22,119  $  53,125

Richard B. Stahl     0     - -          7,426    7,120    $  15,780  $  15,130

________________

(F1) "Value of Unexercised In-the-Money Options at FY-End" is based upon the fair market value of the Company's Common Shares on September 30, 1993 ($18.375) less the exercise price of in-the-money options at the end of the 1993 Fiscal Year.

Pension Plans

          O. M. Scott maintains a tax-qualified non-contributory defined benefit pension plan (the "Pension Plan"). All employees of O. M. Scott and its subsidiaries (except for Hyponex Corporation, a wholly-owned subsidiary of O. M. Scott ("Hyponex"), and O. M. Scott & Sons, Ltd., a wholly owned subsidiary of
O. M. Scott in United Kingdom) are eligible to participate upon meeting certain age and service requirements. The following table shows the estimated annual benefits (assuming payment made in the form of a single life annuity) payable upon retirement at normal retirement age (65 years of age) to an employee in specified compensation and years of service classifications.

                       PENSION PLANS TABLE

<CAPTION)
Annualized
 Average                             Years of Service
Final Pay      10           15        20        25        30
$  100,000   $ 13,308   $ 19,962   $ 26,616  $ 33,270  $ 39,924
   250,000     35,808     53,712     71,616    89,520   107,424
   500,000     73,308    109,962    146,616   183,270   219,924
   750,000    110,808    166,212    221,616   277,020   332,424
 1,000,000    148,308    222,462    296,616   370,770   444,924
 1,250,000    185,808    278,712    371,616   464,520   557,424

          Monthly benefits under the Pension Plan upon normal retirement (age
65) are based upon an employee's average final pay and years of service, and are reduced by 1.25% of the employee's PIA times the number of years of such employee's service. Average final pay is the average of the 60 highest consecutive months' compensation during the 120 months prior to retirement. Pay includes all earnings and a portion of sales incentive payments, management incentive payments and executive incentive payments, but does not include earnings in connection with foreign service, the value of a company car, separation or other special allowances and commissions. Additional provisions for early retirement are included.

          At September 30, 1993, the credited years of service (including certain prior service with ITT Corporation, from whom O. M. Scott was acquired in 1986) and the 1993 annual covered compensation for purposes of the Pension Plan and the Excess Benefit Plan of the five executive officers of the Company named in the Summary Compensation Table were as follows:

                                               Covered
                          Years of Service   Compensation
          Mr. Seitz      17 years  9 months    $534,780
          Mr. Host        1 year  10 months    $448,796
          Mr. Stahl      17 years  9 months    $255,512
          Mr. Yeager     24 years  1 month     $296,603
          Mr. McKinney    1 year   4 months    $266,448

          Effective October 1, 1993, O. M. Scott also established the Excess Benefit Plan which provides additional benefits to participants in the Pension Plan whose benefits are reduced by limitations imposed under Sections 415 and 401(a)(17) of the Code. Under the Excess Benefit Plan, executive officers and certain key employees will receive, at the same time and in the same form as benefits paid under the Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to the participant under the Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the Code to the extent such limitations apply.


                      CERTAIN TRANSACTIONS

          O. M. Scott entered into an Employment Agreement with Mr. Host effective October 1991 providing for his continued employment as President and Chief Operating Officer of O. M. Scott until December 1996 at an annual base salary of at least $270,000 per year, plus incentive bonus under the O. M. Scott Executive Incentive Plan. If Mr. Host's employment is terminated for specified reasons, the Employment Agreement provides that he will receive, subject to certain limitations, his full base salary which would have been paid until the first anniversary of his date of termination.

          In connection with the entering into of his Employment Agreement, Mr. Host received a signing bonus of $250,000, and in January 1992, pursuant to such Agreement, purchased 45,454 Common Shares at a purchase price of $9.90 per share, and was granted options, which vested one-third on the date of grant and one-third on each of the first and second anniversaries of his date of employment, to purchase 136,364 Common Shares at a purchase price of $9.90 per share.

          On February 23, 1993, the Company purchased all of the 2,414,895 Common Shares held by the Clayton & Dubilier Private Equity Fund II Limited Partnership ("Fund II") for approximately $41.4 million, including transaction costs. Fund II is an investment partnership, the general partner of which is Clayton & Dubilier Associates II Limited Partnership ("Associates"). The general partners of Associates are Joseph L. Rice III and Alberto Cribiore, a director of the Company and of O. M. Scott, who share investment discretion with respect to the Common Shares held by Fund II. Messrs. Rice and Cribiore, together with Mr. Peter F. Dolle, own all of the outstanding stock of CD&R. Mr. Dolle is a limited partner of Associates, but did not share investment discretion with respect to the Common Shares held by Fund II. Fund II and Associates were organized by CD&R.

          O. M. Scott paid CD&R fees of $25,000 per month during the period from October 1992 through February 1993, for advisory and management consulting services. Mr. Cribiore is a shareholder of CD&R.

                      PROPOSAL TO RATIFY
                SELECTION OF INDEPENDENT AUDITORS
                        (Item 2 on Proxy)


          The stockholders are asked to ratify the selection by the Board of Directors of the Company of Coopers & Lybrand as the Company's independent auditors for the 1994 fiscal year. Coopers & Lybrand, a certified public accounting firm, has served as the Company's independent auditors since 1986.

          A representative of Coopers & Lybrand is expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.

          Ratification of the selection of Coopers & Lybrand as the Company's independent auditors for the 1994 fiscal year requires the affirmative vote of a majority of the Common Shares present or represented at the Annual Meeting.

          The Board of Directors recommends that you vote FOR the ratification of the selection of Coopers & Lybrand as the Company's independent auditors for the 1994 fiscal year and your proxy will be so voted unless you specify otherwise. Abstentions and broker non-votes on this proposal will be counted as present for quorum purposes. The effect of an abstention or broker non-vote on the proposal to ratify the selection of Coopers & Lybrand is the same as a "no" vote.


                    PROPOSALS BY STOCKHOLDERS

          Proposals by stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than September 27, 1994, to be included in the Company's proxy, notice of meeting and proxy statement relating to such meeting and should be mailed to The Scotts Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attention:
Secretary.


                         OTHER BUSINESS

          The Board of Directors is aware of no other matter that will be presented for action at the 1994 Annual Meeting. If any other matter requiring a vote of the stockholders properly comes before the Annual Meeting, the persons authorized under management proxies will vote and act according to their best judgment in light of the conditions then prevailing.


                          ANNUAL REPORT

          The Company's 1993 Annual Report to Stockholders (which does not form a part of the proxy solicitation materials) containing audited financial statements for the 1993 Fiscal Year is being mailed to all stockholders of record with this Proxy Statement.

          The form of proxy and the Proxy Statement have been approved by the Board of Directors of the Company and are being mailed and delivered to stockholders by its authority.


                                   /s/ Craig D. Walley

                                   Craig D. Walley
                                   Vice President and Secretary